Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference in the Registration Statement on Form S-3 ASR (No. 333-184882) (including any amendments or supplements thereto, related appendices, and financial statements) and the Registration Statements on Form S-8 (Nos. 333-184885 and 333-188744) (including any amendments or supplements thereto, related appendices, and financial statements) of Southwestern Energy Company (“Southwestern”) (a) our audit letter, dated February 6, 2014, with respect to estimates of reserves and future net revenues to the interests of Southwestern and its subsidiaries, as of December 31, 2013, and (b) of our audit letter, dated November 21, 2014, with respect to estimates of reserves and future net revenues of the potential acquisition by Southwestern of an interest in certain oil and gas properties located in Pennsylvania and West Virginia, as of June 30, 2014. We also hereby consent to all references to our firm or such audit letters included in or incorporated by reference into such Registration Statements.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

January 9, 2015

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